Exhibit 10.112

New Warrant Program

Management is asking the board to approve a new warrant program to incentivize and compensate the performance and retention of publishers, in place of the existing such program adopted on March 10, 2019, by providing them with the opportunity to earn Maven stock based on their performance (the “New Program”). The warrants under the New Program (“New Warrants”) may be issued to existing publishers in order to augment their existing position as well as to new publishers, in each instance for a number of shares deemed appropriate by management.

It is intended that enterprise level publishers will not be eligible to participate in the program, although exceptions may be made.

The New Program:

	●	Warrants will be granted in batches twice per year (each a “Warrant Issuance Date”) – for example January 1 and July 1. Each publisher will be granted a warrant as of the first Warrant Issuance Date following their “go live” date.

	●	There will be three vesting dates for each warrant – each of the first three anniversaries of the Warrant Issuance Date (each a “Vesting Date”).

●	Warrant term is 5 years, subject to early termination in the event that the Publisher’s partner agreement is terminated.

●	Management proposed that the board approve a pool of up to 5 million shares for the New Warrant Program allowing management to issue warrants up that number without further approval.